                                                                Exhibit 11


                            TRANSCEND SERVICES, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                              JUNE 30                    JUNE 30
                                          1996        1997          1996          1997
                                       ---------   ---------    -----------    ---------
LOSS BEFORE DISCONTINUED OPERATIONS    $(698,000)  $(490,000)   $(1,227,000)   $(528,000)

LOSS FROM DISCONTINUED OPERATIONS       (271,000)    (75,000)      (400,000)    (109,000)
                                       ---------   ---------    -----------    ---------

NET LOSS                               $(969,000)  $(565,000)   $(1,627,000)   $(637,000)
                                       =========   =========    ===========    =========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                        19,248,000  20,130,000     19,125,000   20,115,000
                                      ==========  ==========     ==========   ==========

LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT
     Continuing Operations                $(0.04)     $(0.02)        $(0.07)      $(0.02)
     Discontinued Operations               (0.01)      (0.01)         (0.02)       (0.01)
                                          ------      ------         ------       ------

NET LOSS PER COMMON SHARE AND
     COMMON SHARE EQUIVALENT              $(0.05)     $(0.03)        $(0.09)      $(0.03)
                                          ======      ======         ======       ======